Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of October 8, 2025, is entered into by and between TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), and Vstock Transfer, LLC, a California limited liability company, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company and DEFJ, LLC, a Delaware limited liability company (“Seller”), have entered into a Membership Interest Purchase Agreement, dated as of October 8, 2025 (the “Purchase Agreement”), pursuant to which the Company is acquiring 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (the “Target”), from Seller in exchange for the consideration set forth therein;

WHEREAS, pursuant to the Purchase Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the Company and the Rights Agent have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Purchase Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1         Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of at least 40% of the outstanding CVRs, as reflected on the CVR Register.

“Aggregate CVR Payment” means 50% of the Net Proceeds.

“Assignee” has the meaning set forth in Section 7.5.

“Business Day” means a day except a Saturday, a Sunday, or any other day on which banks in the City of New York, NY or Hong Kong are authorized or required by law to be closed.

“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first December 31 thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Commercially Reasonable Efforts” means with respect to the Company and its obligations with respect to the Program Assets, the level of efforts and resources required to carry out such obligation in a sustained manner consistent with the usual efforts that the Company devotes to achieving or attempting to achieve the relevant objective for a product which is at similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and strategic value, based on conditions then prevailing, taking into account all relevant factors that the Company would normally take into account, including the legal and regulatory environment, market exclusivity, patent coverage, competitive landscape, probability of technical success and risk profile, the availability of coverage and reimbursement and the expected profitability and profit potential of the Product.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“CVR” means, with respect to each share of Common Stock, a contingent contractual right of Holders to receive Aggregate CVR Payments pursuant to the Purchase Agreement and this Agreement.

“CVR Payment Amount” means with respect to each Holder, an amount equal to the Aggregate CVR Payment for a CVR Payment Period divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Period” means a period equal to a Calendar Quarter ending at any time after the effective date of a Disposition Agreement until the Expiration Date.

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of the Company, signed on behalf of the Company, setting forth in reasonable detail each Upfront Payment or Milestone Payment received by or on behalf of the Company, its Affiliate or its or their (sub)licensees and the calculation of the applicable Aggregate CVR Payment for such CVR Payment Period, including a calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such Net Proceeds.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing Date and ending on the Expiration Date.

“Disposition” means the direct or indirect sale, lease, (sub)license, transfer, assignment or other disposition of any kind of any Program Asset, in whole or in part (including any sale, transfer or other disposition of equity securities in any Subsidiary of the Company holding any right, title or interest in or to any Program Asset).

“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between the Company or its Affiliates and any Person (or group of related Persons) who is/are not, as of the applicable time of determination, an Affiliate of the Company, effectuating a Disposition.

“DTC” means The Depository Trust Company or any successor thereto.

“Expiration Date” means seven (7) years following the Closing Date.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization..

“Gross Proceeds” means any Upfront Payment or Milestone Payment received by the Company in a given Calendar Quarter.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Licensee” means, with respect to a Product, a Third Party to whom any Related Party (including, for clarity, another Licensee or Assignee) has granted a written license or sublicense (other than an implied license) or assignment of rights to research, develop, manufacture, commercialize or otherwise exploit a Product.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone Payment” means any cash payment received by or on behalf of the Company, its Affiliate or its or their (sub)licensees (including Licensees) pursuant to any Disposition Agreement solely with respect to or as a result of the achievement or occurrence of any non-clinical, clinical or regulatory event or activity, in each case, solely related to the Program Assets.

“Net Proceeds” means, for each Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (a) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (b) if any of the Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate published in the Wall Street Journal on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

“Permitted Deduction” means the sum of, without duplication, the following costs or expenses:

(a)  any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by the Company, its Affiliates or its or their (sub)licensees and any income or other Taxes payable by the Company, its Affiliates or its or their (sub)licensees that would not have been incurred by the Company, its Affiliates or its or their (sub)licensees but for the Gross Proceeds having been received or accrued by the Company, its Affiliates or its or their (sub)licensees (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by the Company, its Affiliates or its or their (sub)licensees in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company, its Affiliates or its or their (sub)licensees that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company, its Affiliates or its or their (sub)licensees);

(b)  any out-of-pocket costs and expenses incurred by the Company, its Affiliates or its or their (sub)licensees in connection with the applicable Product(s) in respect of a Disposition, including technology transfer costs, contractual expenses or any costs in respect of head or upstream licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same;

(c)  (i) any out-of-pocket costs and expenses incurred by the Company, its Affiliates or its or their (sub)licensees in connection with Disposition business development related efforts with respect to the relevant Product(s) and (ii) maintenance costs related to the CVRs or the Products (including fees and expenses related to the Rights Agent; and

(d)  any out-of-pocket costs incurred or accrued by the Company, its Affiliates or its or their (sub)licensees in connection with the Company’s efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable Product(s), including any Rights Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds).

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Product” means any product or therapy, in any dosage, form, formulation, presentation, or package configuration, that contains or comprises, whether alone or in combination with any other active ingredient(s), TTX-MC138 (as defined on Annex I), including any modification or derivative thereof.

“Program Assets” means the tangible and intangible assets (including intellectual property and any intellectual property rights therein) exclusively used in or solely related to the Company’s TTX-MC138 program, including the Products.

“Record Date” means October 20, 2025.

“Record Time” has the meaning set forth in Section 2.1(a).

“Related Party” means each of the Company, its Affiliates and each respective Licensee or Assignee, as applicable.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Third Party” means any Person that is not the Company or the Company’s Affiliates.

“Upfront Payment” means any upfront cash consideration received by the Company pursuant to any Disposition Agreement solely with respect to the Program Assets, received within thirty (30) days following the effective date of such Disposition Agreement.

ARTICLE 2.

CONTINGENT VALUE RIGHTS

Section 2.1         Holders of CVRs; Appointment of Rights Agent.

(a)         Each CVR represents the rights of the Holders thereof to receive, when payable in accordance with the terms of hereof, such Holder’s CVR Payment Amount pursuant to the Purchase Agreement and this Agreement. The initial Holders will be the holders of Common Stock as of 5:00 p.m. ET on the Record Date (the “Record Time”). One CVR will be issued with respect to each share of Common Stock that is outstanding as of the Record Time.

(b)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the Rights Agent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of the Company, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable federal, state and provincial securities Laws.

(c)         The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2         Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of any CVR, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)         The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)         The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering the CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the holders of the shares of Common Stock that are held on behalf of such holders as of the Record Time by banks, brokers and other nominees (“Street Name Holders”). The Rights Agent will have no responsibility whatsoever directly or indirectly to the Street Name Holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former Street Name Holders of shares of Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such Street Name Holders.

(c)         Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d)         A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Company for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Company will cause the Rights Agent to promptly deliver a copy of such list to the Acting Holders.

(e)         The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of the Record Time. Subject to the terms and conditions of this Agreement, the Rights Agent shall effect the distribution of the CVRs, less any applicable Tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4         Payment Procedures.

(a)         No later than sixty (60) days following the end of each Calendar Quarter during the CVR Term beginning with the Calendar Quarter ending on December 31, 2025, commencing with the first CVR Payment Period in which the Company or its Affiliates receives an Upfront Payment or a Milestone Payment, the Company shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall transmit to the Rights Agent in U.S. dollars an amount equal to the Aggregate CVR Payment for the applicable CVR Payment Period. Such Aggregate CVR Payment will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than twenty (20) Business Days prior to the date of the applicable payment (the Company acknowledges that additional wire transfer fees may apply). Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) distribute to each Holder set forth in the CVR Register at such time, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement (at the Company’s sole cost and expense). For the avoidance of doubt the Company shall have no further liability in respect of the relevant Aggregate CVR Payment upon delivery of such Aggregate CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(a).

(b)         With respect to cash deposited by the Company with the bank or financial institution designated by Rights Agent (currently, Citibank, N.A.), Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account, therefor in the name of Rights Agent for the benefit of the Company. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Rights Agent. Rights Agent may from time to time receive interest in connection with such deposits. Rights Agent shall not be obligated to pay such interest to the Company, any Holder or any other party. Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, the Company acknowledges that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any Governmental Body as a bank or a trust company.

(c)         The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, and in addition to the Permitted Deductions, the Company shall be entitled to deduct and withhold, and hereby authorizes the Rights Agent to deduct and withhold, any Tax that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement. To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

(d)        Any portion of a CVR Payment Amount that remains undistributed to the Holders six (6) months after the applicable Calendar Quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such CVR Payment Amount (which shall be without interest).

(e)         If any CVR Payment Amount (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Calendar Quarter end (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), such CVR Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5         No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)         The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b)         The CVRs will not represent any equity or ownership interest in the Company. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c)         Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)         It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Upfront Payment or Milestone Payment will occur and that there will not be any CVR Payment Amount and that the lack of any CVR Payment Amount may still be consistent with the Company’s use of Commercially Reasonable Efforts pursuant to Section 4.2. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto or any express or implied obligation to operate Company’s business in any particular manner, and the Company and its Affiliates intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVRs to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Holder of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3.

THE RIGHTS AGENT

Section 3.1        Certain Duties and Responsibilities.

(a)        The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement or for any other damages or causes of action arising from or related to this Agreement, except to the extent such liability arises as a result of the willful misconduct, fraud, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction).

(b)        The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Target. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2         Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, the Company and the Holders each agree that the Rights Agent shall have the following rights:

(a)        The Rights Agent may rely on and shall be held harmless by Company in acting upon written (including electronically transmitted) or oral instructions from the Company or any Holder with respect to any matter relating to its acting as Rights Agent.

(b)        The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by or on behalf of the proper party or parties.

(c)        Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d)        The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e)        Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)         The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)        The Company agrees to indemnify the Rights Agent for, and to hold Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost, claim, demands, suits or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s fraud, gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes imposed with respect to payments to the Rights Agent as consideration for its services pursuant to this Agreement.

(h)        The Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company), nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement.

(i)         The Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order.

(j)         The Rights Agent shall not assume any obligations or relationship of agency or trust with any Holder.

(k)        The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses and other disbursements incurred in the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes on payments to the Rights Agent for its services pursuant to this Agreement) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(d) or Section 3.2(g), if Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(l)         No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3         Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)         The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)         If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)         The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e)         Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)          The Rights Agent will cooperate with the Company and any successor Rights Agent, as reasonably requested, in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Rights Agent shall be entitled to reimbursement by the Company for costs and expenses related to such transition services.

Section 3.4         Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4.

COVENANTS

Section 4.1         List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty (30) days following the Closing Date.

Section 4.2         Limited Obligations of Public Company. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) during the CVR Term, the Company shall (directly or through its Affiliates or (sub)licensees) use Commercially Reasonable Efforts to develop and commercialize or otherwise monetize the Program Assets; provided that the Company shall be deemed to have fulfilled its obligations set forth in this Section 4.2(a) upon the execution of a Disposition Agreement and (b) none of the Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Program Assets.

Section 4.3         Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm each Aggregate CVR Payment payable hereunder in accordance with the terms specified in this Agreement.

Section 4.4      Development Reports. During the CVR Term, for so long as the Company, its Affiliates or its or their (sub)licensees (including Licensees) are eligible to achieve a Milestone Payment pursuant to a Disposition Agreement, the Company shall provide the Rights Agent, no later than June 30th of each calendar year (each a “Development Report Deadline”), with an annual written report setting forth in high-level detail the activities the Company, its Affiliates or its or their (sub)licensees (including Licensees) have undertaken in the preceding twelve (12)-month period to achieve a Milestone Payment (each such report, a “Development Report”). The Rights Agent shall promptly, and in any event within ten (10) business days after receipt of each such Development Report, send each Holder at its registered address a copy of the applicable Development Report. The Company’s obligation to deliver a Development Report on or before each Development Report Deadline pursuant to this Section 4.4 shall be deemed satisfied to the extent one or more of the Company’s periodic and current reports and other documents filed with the Securities and Exchange Commission then publicly available by such Development Report Deadline sets forth in reasonable detail the activities the Company, its Affiliates or its or their (sub)licensees (including Licensees) have undertaken in such preceding twelve (12)-month period to achieve a Milestone Payment.

Section 4.5         Audits. The Company shall keep, with respect to each Aggregate CVR Payment, complete and accurate records in sufficient detail to permit the Acting Holders to confirm the accuracy of such CVR Payment Date, for a period of one (1) year following the applicable CVR Payment Date. The Acting Holders, without duplication, shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which the Company or its Affiliates receives an Upfront Payment or a Milestone Payment and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to the Acting Holders only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Acting Holders, unless after an accounting period has been audited by the Acting Holders, the Company restates its financial results for such accounting period, in which event the Acting Holders may conduct a second audit of such accounting period in accordance with this Section 4.5. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. The Acting Holders shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of twenty percent (20%) or more of all Aggregate CVR Payments due under this Agreement for the audited period, in which case the Company shall bear the full cost and expense of such audit.

ARTICLE 5.

AMENDMENTS

Section 5.1         Amendments Without Consent of Holders.

(a)         The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i)            to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)           subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii)          to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi)          as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii)         to cancel the applicable CVRs (x) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (y) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii)        as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix)           to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b)        Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to, at the Company’s sole cost and expense) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2        Amendments with Consent of Holders.

(a)        In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)        Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to, at the Company’s sole cost and expense) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3         Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Article 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4         Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1         The Company May Not Consolidate, Etc. During the CVR Term, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a)        The Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(b)        The Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

For the avoidance of doubt, the Rights Agent shall not be liable or responsible for any failure of the Company to comply with the obligations in this Section 6.1.

Section 6.2        Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7.

MISCELLANEOUS

Section 7.1         Notices to Rights Agent and to the Company. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Vstock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attention: Action Department

Email Address: action@vstocktransfer.com

With a copy (which shall not constitute notice) to:

Vstock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attention: Legal Department

Email Address: legal@vstocktransfer.com

if to the Company, to:

TransCode Therapeutics, Inc.
6 Liberty Square, #2382

Boston, Massachusetts 02109

Attention: Thomas A. Fitzgerald, CFO

Email Address: tom.fitzgerald@transcodetherapeutics.com

with a copy, which shall not constitute notice, to:

Orrick, Herrington & Sutcliffe LLP
2100 Pennsylvania Street, N.W.
Washington, D.C. 20037
United States
Attention: David Schulman
Email Address: dschulman@orrick.com

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

51st Floor

New York, NY 10007

United States

Attention: Sebastian L. Fain, Steven Y. Li

Email Addresses: sebastian.fain@freshfields.com, steven.li@freshfields.com or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party.

Section 7.2         Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3         Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4         Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5         Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4 or to an affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6         Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that Holders must enforce any such legal or equitable rights, remedies or claims under this Agreement against the Company and not the Rights Agent.

Section 7.7         Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

Section 7.8         Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, County of New Castle, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10       Severability Clause. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11       Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12       Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the Expiration Date. The termination of this Agreement will not affect or limit the right of Holders to receive the Aggregate CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such Aggregate CVR Payments have been made, if applicable.

Section 7.13       Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)         The phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”.

(d)         Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)         The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(f)          Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(g)         A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. (Eastern Time) on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. (Eastern Time) on the next Business Day if the last day of the period is not a Business Day.

(h)         Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

(i)          Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, NY, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(j)          References to “cash,” “dollars” or “$” are to U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

TransCode Therapeutics, Inc.

By:	/s/ Thomas A. Fitzgerald
Name:	Thomas A. Fitzgerald
Title:	Chief Financial Officer

[Signature Page to CVR Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Vstock Transfer, LLC

By:	/s/ Yoel Goldfeder
Name:	Yoel Goldfeder
Title:	CEO

[Signature Page to CVR Agreement]

Annex I

Products

TTX-MC138 is the synthetic oligonucleotide designed to inhibit microRNA-10b, having the DrugBank Accession Number: DB18628 and possessing the properties described in Sections 3.2.S.1.1 (Nomenclature) and 3.2.S.1.2 (Structure) of Module 3 (Quality) of the IND as provided to Seller on October 5, 2025.